Exhibit 99.1

Tandem Diabetes Care Announces Proposed Private Placement of Convertible Notes

SAN DIEGO, Calif., February 23, 2026 – Tandem Diabetes Care, Inc. (NASDAQ: TNDM), a global insulin delivery and diabetes technology company, announced today that it intends to offer, subject to market conditions and other factors, $200.0 million aggregate principal amount of its Convertible Senior Notes due 2032 (the “notes”) in a private placement (the “offering”) to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Tandem also intends to grant the initial purchasers of the notes an option to purchase, within the 13-day period beginning on, and including, the first date on which the notes are issued, up to an additional $30.0 million principal amount of notes.

The notes will be general unsecured obligations of Tandem and will accrue interest payable semiannually in arrears. Upon conversion, Tandem will pay or deliver, as the case may be, cash, shares of its common stock or a combination of cash and shares of its common stock, at its election. The interest rate, initial conversion rate and other terms of the notes will be determined at the time of pricing of the offering.

Tandem expects to use the net proceeds from the offering to pay the cost of the capped call transactions described below and the remainder for general corporate purposes, which may include acquisitions or strategic investments in complementary businesses or technologies, working capital, operating expenses and capital expenditure. If the initial purchasers exercise their option to purchase additional notes, Tandem expects to use a portion of the net proceeds from the sale of the additional notes to enter into additional capped call transactions and the remainder for general corporate purposes.

In connection with the pricing of the notes, Tandem expects to enter into privately negotiated capped call transactions with one or more of the initial purchasers or their respective affiliates and/or certain other financial institutions (the “option counterparties”). The capped call transactions will cover, subject to customary adjustments, the number of shares of Tandem’s common stock initially underlying the notes. The capped call transactions are expected to offset the dilution to Tandem’s common stock as a result of any conversion of the notes, with such offset subject to a cap.

In connection with establishing their initial hedges of the capped call transactions, Tandem expects that the option counterparties or their respective affiliates will enter into various derivative transactions with respect to Tandem’s common stock and/or purchase shares of Tandem’s common stock concurrently with or shortly after the pricing of the notes, including with, or from, certain investors in the notes. This activity could increase (or reduce the size of any decrease in) the market price of Tandem’s common stock or the notes at that time.

In addition, Tandem expects that the option counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to Tandem’s common stock and/or purchasing or selling shares of Tandem’s common stock or other securities of Tandem in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so during the 40 trading day period beginning on the 41st scheduled trading day prior to the maturity date of the notes, or, to the extent Tandem elects to unwind a portion of the capped call transactions, following any repurchase, redemption, exchange or early conversion of the notes). This activity could also cause or avoid an increase or a decrease in the market price of Tandem’s common stock or the notes, which could affect a noteholder’s ability to convert its notes and, to the extent the activity occurs following conversion or during any observation period related to a conversion of notes, it could affect the amount and value of the consideration that a noteholder will receive upon conversion of such notes.

The notes and any shares of Tandem’s common stock issuable upon conversion of the notes have not been and will not be registered under the Securities Act, any state securities laws or the securities laws of any other jurisdiction, and unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

This press release is neither an offer to sell nor a solicitation of an offer to buy any of these securities nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification thereof under the securities laws of any such state or jurisdiction.

About Tandem Diabetes Care, Inc.

Tandem Diabetes Care, a global insulin delivery and diabetes technology company, manufactures and sells advanced automated insulin delivery systems that reduce the burden of diabetes management, while creating new possibilities for patients, their loved ones, and healthcare providers. Tandem’s pump portfolio features the Tandem Mobi system and the t:slim X2 insulin pump, both of which feature Control-IQ+ advanced hybrid closed-loop technology. Tandem Diabetes Care is based in San Diego, California.

Tandem Diabetes Care, the Tandem logo, Control-IQ+, Tandem Mobi and t:slim X2 are either registered trademarks or trademarks of Tandem Diabetes Care, Inc. in the United States and/or other countries.

Forward-looking Statements

This press release includes forward-looking statements regarding, among other things, the proposed offering, including statements regarding the anticipated terms of the proposed offering and capped call transactions the completion, timing and size of the proposed offering and capped call transactions, the expected use of proceeds from the proposed offering, the potential impact of the foregoing or related transactions on dilution to holders of our common stock, and the market price of our common stock or the notes or the conversion price of the notes. Any statement describing our expectations, intentions or beliefs is a forward-looking statement and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, including, without limitation, changes in market conditions, our ability to complete the proposed offering on the expected terms, or at all, whether we will be able to satisfy closing conditions related to the proposed offering, changes in the structure or terms of the capped call transactions and unanticipated uses of capital, any of which could differ or change based upon market conditions or for other reasons. Tandem’s forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause its results to differ materially from those expressed or implied by such forward-looking statements. Although Tandem’s forward-looking statements reflect the good faith judgment of its management, these statements are based only on facts and factors currently known by Tandem. As a result, you are cautioned not to rely on these forward-looking statements. These and other risks are described in additional detail in Tandem’s annual report on Form 10-K for the year ended December 31, 2025, which is on file with the Securities and Exchange Commission.

In this press release, unless the context requires otherwise, “Tandem,” “Tandem Diabetes Care,” “we,” “our,” and “us” refers to Tandem Diabetes Care, Inc. and its subsidiaries.

Tandem Investor Contact:
858-366-6900
IR@tandemdiabetes.com